                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-10749








                    MERRILL LYNCH INVESTMENT PARTNERS INC.


                                    [LOGO]


                    ML Global
                    Horizons L.P.














                    Monthly Statement February 1998
                    -------------------------------


       [LOGO]       Merrill Lynch

                            ML Global Horizons L.P.



The Net Asset Value per Unit of ML Global Horizons L.P. (the "Fund") increased 1.22% during February to $155.99 per Unit on February 28, 1998 from $154.11 on January 31, 1998.

                    ---------------------------------------


John W. Henry & Company, Inc. ("JWH"), one of the Fund's trading advisors, has notified the Fund of the following personnel changes:

Mr. Christopher E. Deakins is the director of investor services of JWH. Mr. Deakins is responsible for general business development and oversees the investor services function. Prior to joining JWH in August 1995, he was a vice president, national sales, and a member of the Management Team for RXR Capital Management, Inc. His responsibilities consisted of business development, institutional sales, and broker-dealer support. Prior to joining RXR in August 1986, he was engaged as an account executive for Prudential-Bache Securities starting in February 1985. Prior to that, Mr. Deakins was an account executive for Merrill Lynch. He received a B.A. in Economics from Hartwick College.

Ms. Florence Y. Sofer is director of marketing of JWH. She is responsible for the development and implementation of strategic marketing and communications programs. Ms. Sofer joined JWH as a marketing manager in June 1997 from GAM Funds, Inc. where she was a marketing manager from June 1994 to May 1997. From October 1993 to June 1994, Ms. Sofer relocated from Washington D.C. to New York, New York. Prior to that she was a senior marketing analyst with MCI Telecommunications, Inc. from May 1992 to October 1993. She received her B.A. in Economics and International Relations from The American University and an M.B.A. with an emphasis in marketing from George Washington University.

Mr. David R. Bailin is no longer an executive vice president or principal of JWH effective February 5, 1998.

Mr. Michael D. Gould is no longer director of investor services or principal of JWH effective February 5, 1998.

Mr. Chris J. Lautenslager is no longer a vice president or principal of JWH effective February 5, 1998.

Mr. William B. Kelley is a vice president of JWH effective February 9, 1998.

Mr. Robert B. Lendrim is a vice president of JWH effective February 9, 1998.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML GLOBAL HORIZONS L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

                            ML Global Horizons L.P.
                               February 28, 1998
                             Statement of Changes
                              in Net Asset Value

Net Asset Value (871,553 Units) at
 January 31, 1998                             $134,311,684
Additions of 11,974 Units                        1,845,313
Net Income/(Loss) for February 1998              1,660,234
Redemptions of 9,728 Units                      (1,517,471)
                                              ------------
Net Asset Value (873,799 Units) at
  February 28, 1998                           $136,299,760
                                              ============
Net Asset Value per Unit at
February 28, 1998                             $     155.99
                                              ============

-----------------------------------------------------------

                 Statement of Income/(Loss)

                                                February
                                              ------------
Revenues:
  Realized Profit/(Loss)                      $ 5,686,473
  Change in Unrealized Profit/(Loss)           (2,891,138)
                                              ------------
Total Trading Results                           2,795,335
 Interest Income                                  599,179
                                              ------------
Total Revenues                                  3,394,514

Expenses:
  Brokerage Commissions                           843,124
  Administrative Fees                              29,073
  Allocation of New Profit Share                  780,737
  Incentive Fee Override                           81,346
                                              ------------
Total Expenses                                  1,734,280
                                              ------------
Net Income/(Loss)                             $ 1,660,234
                                              ============

-----------------------------------------------------------
To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.

      /s/  Michael A. Karmelin
           -----------------------
           Michael A. Karmelin
           Chief Financial Officer
           Merrill Lynch Investment Partners Inc.

Please notify the following of any address changes:
Merrill Lynch  Investment Partners Inc.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
1-800-765-0995


                                               GLHORZN